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                     April 17, 2024

       Natasha Fernandes
       Chief Financial Officer
       IMAX CORP
       902 Broadway, Floor 20
       New York, NY 10010

                                                        Re: IMAX CORP
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            color:white;"_
                                                            File No. 001-35066

       Dear Natasha Fernandes:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services